                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                       Sunburst Hospitality Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                       Sunburst Hospitality Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                        SUNBURST HOSPITALITY CORPORATION

                              10770 COLUMBIA PIKE
                         SILVER SPRING, MARYLAND 20901

                               ----------------

                            NOTICE OF ANNUAL MEETING
                           TO BE HELD APRIL 22, 1998

                               ----------------

To the Stockholders of
SUNBURST HOSPITALITY CORPORATION

  The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Sunburst Hospitality Corporation, a Delaware corporation ("Sunburst" or the "Company"), will be held at the Quality Suites Shady Grove, 3 Research Court, Rockville, Maryland at 9:00 a.m. (E.S.T.) on Wednesday, April 22, 1998 for the following purposes:

  1. To elect two Class II directors to hold office for a three year term ending at the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified;

  2. To approve an increase of 1.2 million in the number of authorized shares under the Sunburst Hospitality Corporation 1996 Long-Term Incentive Plan; and

  3. To transact such other business as may properly come before the Annual Meeting.

  Holders of record of Sunburst common stock at the close of business on March 12, 1998 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Stockholders are reminded that your shares of Sunburst common stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting. A list of stockholders will be available for inspection at the office of the Company located at the address above, at least 10 days prior to the Annual Meeting.

                                            By Order of the Board of Directors

                                             SUNBURST HOSPITALITY CORPORATION

                                                /s/ Pamela M. Williams

                                                    Pamela M. Williams
                                                    Assistant Secretary

March 25, 1998
Silver Spring, Maryland

  TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                       SUNBURST HOSPITALITY CORPORATION

                              10770 COLUMBIA PIKE
                         SILVER SPRING, MARYLAND 20901

                               ----------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 22, 1998

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sunburst Hospitality Corporation, a Delaware corporation ("Sunburst" or the "Company"), for use at the 1998 Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. (E.S.T.) on April 22, 1998, at the Quality Suites Shady Grove, 3 Research Court, Rockville, Maryland and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). It is anticipated that this Proxy Statement and proxy will first be mailed to the Company's stockholders on or about March 25, 1998.

  The Company's Annual Report on Form 10-K (including certified financial statements) for the seven month period ended December 31, 1997 is accompanying this Proxy Statement. The Annual Report is not part of the proxy solicitation material.

 Background of Spinoffs; Change In Fiscal Year

  Prior to October 15, 1997, the Company was named Choice Hotels International, Inc. On October 15, 1997, the Company distributed to its stockholders its hotel franchising business and its European hotel ownership pursuant to a pro rata distribution to its stockholders of all of the stock of its wholly-owned subsidiary, Choice Hotels Franchising, Inc. (the "Spinoff"). At the time of the Spinoff, the Company changed its name to "Sunburst Hospitality Corporation" and Choice Hotels Franchising, Inc. changed its name to "Choice Hotels International, Inc." ("New Choice").

  Prior to November 1996, the Company was a subsidiary of Manor Care, Inc. ("Manor Care") which, directly and through its subsidiaries, engaged in the ownership and management of hotels currently conducted by the Company as well as the hotel franchising business currently conducted by New Choice (together, the "Lodging Business") and the health care business. On November 1, 1996, Manor Care separated the Lodging Business from its health care business through a pro rata distribution to the holders of Manor Care's common stock of all of the stock of the Company (the "Manor Care Spinoff").

  In September 1997, the Company changed its fiscal year from May 31 to December 31.

 Voting of Proxies

  Your vote is important. Shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, you are urged to sign, date and return the accompanying proxy card.

  When the enclosed proxy card is properly signed, dated and returned, the stock represented by the proxy will be voted in accordance with your directions. You can specify your voting instructions by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specific voting instructions, your shares of Sunburst common stock will be voted as recommended by the directors: "FOR" the election of the two nominees for director named on the proxy card and "FOR" the amendment to the 1996 Long-Term

Incentive Plan (the "1996 Incentive Plan"). Abstentions marked on the proxy card have the effect of being voted "against" the directors' proposals but are counted in the determination of a quorum.

  You may revoke your proxy at any time before it is voted at the meeting by
(i) filing with ChaseMellon Shareholder Services, L.L.C. in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) executing a later-dated proxy relating to the same shares of Company Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to ChaseMellon Shareholder Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660.

 Votes Required

  The close of business on March 12, 1998 has been fixed as the record date for determination of holders of Company common stock entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 19,963,190 shares of Company common stock. The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker no-votes on returned proxies are counted as shares present in the determination of whether the shares of stock represented at the Annual Meeting constitute a quorum. A broker "non-vote" occurs when a nominee holding shares of Sunburst common stock for a beneficial owner does not vote on a particular item and has not received instructions from the beneficial owner.

  Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. With regard to the election of directors, votes may be cast in favor of or withheld from nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors. Each proposal is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  The affirmative vote of a plurality of shares of Company common stock present in person or represented by proxy at the Annual Meeting is required to elect the directors nominated. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

  Certain members of the Bainum family (including various trusts, partnerships and corporations established by members of the Bainum family) in the aggregate have the right to vote approximately 34.59% of the number of outstanding shares of Company common stock and have indicated an intention to vote in accordance with the recommendations of the Board of Directors.

 Solicitation of Proxies

  The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company common stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph.

 Relationship With Independent Public Accountants

  Since 1996, Arthur Andersen LLP has served as the Company's independent public accounting firm. It is expected that representatives of Arthur Andersen will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

 Procedures for Stockholder Proposals and Nominations

  Under the Company's Bylaws, nominations for director may be made only by the Board of Directors or a committee of the board, or by a stockholder entitled to vote who has delivered notice to the Company not less than 60, nor more than 90, days before the first anniversary of the preceding year's annual meeting.

  The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting (which includes stockholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within the time limits described above for a nomination for the election of a director. These requirements are separate and apart from, and in addition to, the SEC's requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company's proxy statement under SEC Rule 14a-8.

 Stockholder Proposals for 1999 Annual Meeting

  Stockholder proposals intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company's Corporate Secretary no later than February 21, 1999. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's 1999 proxy materials.

 Other Matters to Come Before the Meeting

  The Board of Directors does not know of any matters which will be brought before the 1998 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclose proxy card will have discretion to vote in accordance with their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's reporting officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"), the New York Stock Exchange and the Company. Because of the failure of the Commission to correct EDGAR filing information for the Company after the Company's timely request, the following Form 5's were timely filed electronically but rejected from the EDGAR system: Stewart Bainum, Stewart Bainum, Jr., Federic V. Malek, Carole Y. Prest, James A. MacCutcheon and Antonio DiRico. The Form 5's were subsequently refiled and accepted. A Form 5 for Paul A. Gould was filed late. None of the transactions covered in the late filings were subject to short swing liability under Section 16(b) of the Exchange Act. Except as previously noted and based on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the fiscal year ended December 31, 1997.

                        ELECTION OF CLASS II DIRECTORS

  The Board of Directors currently consists of three classes of directors, as nearly equal in number as possible. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes, comprising approximately one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Class II will be elected at the Annual Meeting to serve for a term expiring at the Company's Annual Meeting in the year 2001. The directors in Classes III and I are serving terms expiring at the Company's Annual Meeting of Stockholders in 1999 and 2000, respectively.

  In connection with the Spinoff, Barbara Bainum, Robert C. Hazard, Jr., Gerald W. Petitt, Jerry E. Robertson and William R. Floyd resigned from the Board of Directors on October 15, 1997, and Donald J. Landry and Carole Y. Prest were appointed to the Board of Directors. On November 13, 1997, Keith B. Pitts was appointed to the Board of Directors.

  The Company's Board of Directors has proposed the following nominees for election as directors at the annual meeting:

                        NOMINEES FOR CLASS II DIRECTORS

          WITH TERMS EXPIRING AT THE ANNUAL MEETING IN THE YEAR 2001:

                              STEWART BAINUM, JR.
                                 PAUL A. GOULD

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS FOR A TERM OF THREE YEARS. Proxies solicited by the Board of Directors will be voted "FOR" the election of the nominees, unless otherwise instructed on the proxy card.

  Information is provided below with respect to each nominee for election and each director continuing in office. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the board may recommend, unless the board reduces the number of directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

NOMINEES FOR ELECTION AS DIRECTORS

 Class II -- Nominees for Terms Expiring in 2001

  STEWART BAINUM, JR., 51, Chairman of the Board of the Company since November 1996; Chairman of the Board of New Choice since October 1997 and from March 1987 to November 1996; Chairman of the Board and Chief Executive Officer of Manor Care and ManorCare Health Services, Inc. ("MCHS") since March 1987; Chief Executive Officer of Manor Care since March 1987 and President since June 1989; Vice Chairman of the Board of Vitalink Pharmacy Services, Inc. ("Vitalink") since December 1994; Vice Chairman of the Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care since August 1981, of Vitalink since September 1991, of MCHS since 1976 and of the Company since 1977; Chief Executive Officer of MCHS since June 1989 and President from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to February 1995 and President and Chief Executive Officer from March 1987 to September 1991.

  PAUL A. GOULD, 53, Managing Director of Allen & Company Incorporated (investment banking firm) for more than five years and other positions at Allen & Company Incorporated since 1973; Director of the Company since November 1996. Director: Tele-Communications, Inc., Tele-Communications International, Inc. and Ascent Entertainment Group.

DIRECTORS WHOSE TERM OF OFFICE CONTINUE

 Class III -- Term Expires in 1999

  DONALD J. LANDRY, 49, Chief Executive Officer and Vice Chairman of the Company since October 1997; President of New Choice from January 1995 to October 1997; President of Manor Care Hotel Division ("MCHD") from March 1992 to November 1996; various executive positions with Richfield Hotel Management, Inc. and its predecessors for more than 16 years, including President of MHM Corporation.

  FREDERIC V MALEK, 61, Chairman of Thayer Capital Partners since March 1993; Co-Chairman of CB Commercial Real Estate Group, Inc. from April 1989 to October 1996; Campaign Manager for Bush-Quayle '92 from January 1992 to November 1992; Vice Chairman of NWA, Inc. (airlines), July 1990 to December 1991; Director of the Company since November 1996. Director: Manor Care, New Choice, American Management Systems, Inc., Automatic Data Processing Corp., CB Commercial Real Estate Group, Inc., FPL Group, Inc. (an affiliate of Florida Power and Light-power company), Northwest Airlines and various Paine Webber mutual funds.

 Class I -- Terms Expire 2000

  STEWART BAINUM, 78, Vice Chairman of the Board of Manor Care and subsidiaries since March 1987; Chairman of the Board of Manor Care from August 1981 to March 1987, Chief Executive Officer from July 1985 to March 1987, President from May 1982 to July 1985; Chairman of the Board of MCHS from 1968 to March 1987 and a Director since 1968; Director of Vitalink from September 1991 to September 1994; Director of the Company since November 1996; Chairman of the Board of New Choice from 1972 to March 1987 and a Director since 1963; Chairman of the Board of Realty Investment Company, Inc. since 1965.

  CAROLE Y. PREST, 46, Senior Vice President, Strategy and Marketing of Manor Care since September 1997; Vice President, Corporate Strategic Planning of Manor Care from September 1995 to September 1997; Vice President and General Manager and various other positions at Gen Rad, Inc. from May 1985 to 1994. Director of the Company since October 1997.

  KEITH B. PITTS, 40, Chairman, President and Chief Executive Officer of Paragon Health Network, Inc. since November, 1997; Consultant to Apollo from August 1997 to November 1997; Consultant to Tenet Healthcare Corp. ("Tenet") from February 1997 to August 1997; Executive Vice President and Chief Financial Officer of orNda HealthCorp from August 1992 until its merger with Tenet in January, 1997. Director of the Company since November 1997.

THE BOARD OF DIRECTORS

  The Board of Directors is responsible for overseeing the overall performance of the Company. Members of the board are kept informed of the Company's business through discussions with the Chairman, the Chief Executive Officer and other members of the Company's management, by reviewing materials provided to them and by participating in board and committee meetings. Prior to October 15, 1997, the Board of Directors consisted of nine member, five of whom resigned upon the Spinoff. Donald J. Landry and Carole Y. Prest were appointed to the Board of Directors upon the Spinoff and Keith B. Pitts was appointed on November 13, 1997. Since November 13, 1997, the Board of Directors has consisted of seven directors, four of who were not present or past officers of the Company.

  For the twelve months ended December 31, 1997, the Board of Directors held five meetings. Each director attended all of the meetings of the Board of Directors and of the committees of the Board of Directors on which such director served since the time that such director joined the Board of Directors.

COMMITTEES OF THE BOARD

  The standing committees of the Board of Directors include the Audit, Ethics and Compliance Committee, the Compensation/Key Executive Stock Option Plan Committee and the Compensation/Key Executive Stock

Option Plan Committee No. 2. At the November 13, 1997 Board Meeting, the Nominating Committee was abolished and the Nominating and Corporate Governance Committee was established. The current members of the standing committees are as follows:

    COMPENSATION/KEY EXECUTIVE STOCK OPTION         NOMINATING & CORPORATE
    PLAN COMMITTEE                                  GOVERNANCE COMMITTEE
    Frederic V. Malek, Chair                        Carole Y. Prest, Chair
    Stewart Bainum                                  Paul A. Gould
    Stewart Bainum, Jr.                             Frederic V. Malek
    Keith B. Pitts

    COMPENSATION/KEY EXECUTIVE STOCK OPTION         AUDIT, ETHICS AND
    PLAN COMMITTEE NO. 2                            COMPLIANCE
    Frederic V. Malek, Chair                        COMMITTEE
    Keith B. Pitts                                  Paul A. Gould, Chair
                                                    Keith B. Pitts

  The Compensation/Key Executive Stock Option Plan Committees administer the Company's stock option plans and grant stock options thereunder, review compensation of officers and key management employees, recommend development programs for employees such as training, bonus and incentive plans, pensions and retirement, and review other employee fringe benefit programs. The Compensation/Key Executive Stock Option Plan Committees each met twice during the twelve months ended December 31, 1997.

  The Nominating and Corporate Governance Committee is responsible for administering the Sunburst Corporate Governance Guidelines, assessing the functioning of the Board, determining size and composition of the Board, recommending candidates to fill vacancies on the Board, determining actions to be taken with respect to directors who are unable to perform their duties, setting the company's policies regarding the conduct of business between the company and any other entity affiliated with a director and determining the compensation of non-employee directors. The Nominating and Corporate Governance Committee was established in November, 1997 and held no meetings during the twelve month period ended December 31, 1997.

  The Audit, Ethics and Compliance Committee reviews the scope and results of the annual audit, reviews and approves the services and related fees of the Company's independent public accountants, reviews the Company's internal accounting controls and reviews the Company's Internal Audit Department and its activities. The Audit Committee met three times during the twelve month period ended December 31, 1997.

COMPENSATION OF DIRECTORS

  The Company has adopted the Sunburst Hospitality Corporation Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan. Part A of the Plan provides that eligible non-employee directors are granted options to purchase 5,000 shares of the Company's common stock on their first date of election and are granted options to purchase 1,000 shares on their date of election in subsequent calendar years. Part B of the Plan provides that eligible non-employee directors may elect, prior to May 31 of each year, to defer a minimum of 25% of committee fees earned during the ensuing fiscal year. The fees which are so deferred will be used to purchase the Company's common stock on the open market within 15 days after December 1, February 28 and May 31 of such fiscal year. Pending such purchases, the funds will be credited to an Interest Deferred Account, which will be interest bearing. Stock which is so purchased will be deposited in a Stock Deferred Account pending distribution in accordance with the Plan.

  Pursuant to the Non-Employee Director Stock Compensation Plan adopted by the Company, eligible non-employee directors will receive annually, in lieu of cash, restricted shares of the Company's common stock, the fair market value of which at the time of grant will be equal to $30,000, which will represent the Board of

Directors retainer and meeting fees. In addition, all non-employee directors receive $1,610 per diem for Committee meetings attended and are reimbursed for travel expenses and other out-of-pocket expenses.

  Directors who are employees of the Company receive no separate remuneration for their services as directors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the amount of the Company's common stock beneficially owned by (i) each director of the Company, (ii) the Company's chief executive officer and the other four most highly compensated executive officers (the "Named Officers"), (iii) all officers and directors of the Company as a group and (iv) all persons who are expected to own beneficially more than 5% of the Company's common stock, as of March 12, 1998, the Record Date. Unless otherwise specified, the address for each of them is 10770 Columbia Pike, Silver Spring, Maryland, 20901.

                                                                 SHARES OF
                                                                COMMON STOCK    PERCENT OF SHARES
        NAME OF BENEFICIAL OWNER                             BENEFICIALLY OWNED  OUTSTANDING(1)
        ------------------------                             ------------------ -----------------
Stewart Bainum, Jr..........................................     5,333,203(2)         26.72%
Stewart Bainum..............................................     3,397,955(3)         17.02%
Antonio DiRico..............................................        16,059(4)             *
William R. Floyd............................................        37,707(6)             *
Paul A. Gould...............................................           980(7)             *
Kevin P. Hanley.............................................           822(8)             *
Edward A. Kubis(9)..........................................         7,973(10)            *
Donald J. Landry............................................       112,205(11)            *
James A. MacCutcheon........................................        73,998(12)            *
Frederic V. Malek...........................................         2,464(13)            *
Keith B. Pitts..............................................         1,611(14)            *
Carole Y. Prest.............................................         4,778(15)            *
All Directors and Officers as a Group (12 persons)..........     7,126,943(16)        35.70%
Barbara Bainum..............................................     1,840,585(17)         9.22%
Bruce Bainum................................................     1,837,434(18)         9.20%
Ronald Baron................................................     5,870,140(19)        29.40%

--------
  * Less than 1% of class.

(1) Percentages are based on 19,963,190 shares outstanding on March 12, 1998 (the "Record Date") plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable on such date or become exercisable within 60 days thereafter.

(2) Includes 183,051 shares owned directly by the Stewart Bainum, Jr. Declaration of Trust dated March 13, 1996, the sole trustee and beneficiary of which is the reporting person. Also includes 1,805,920 shares owned by Bainum Associates Limited Partnership ("Bainum Associates") and 1,471,750 shares owned by MC Investments Limited Partnership ("MC Investments"), in both of which Mr. Bainum, Jr. is managing general partner with the sole right to dispose of the shares; 1,189,290 shares held directly by Realty Investment Company, Inc. ("Realty"), a real estate management and investment company in which Mr. Bainum, Jr. has shared voting authority; 593,209 shares owned by Mid Pines Associates Limited Partnership ("Mid Pines"), in which Mr. Bainum, Jr. is managing general partner and has shared voting authority and 3,533 shares owned by the Foundation for Maryland's Future, in which Mr. Bainum, Jr. is the sole director. Also includes 86,401 shares which Mr. Bainum, Jr. has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date, and 49 shares which Mr. Bainum, Jr. has the right to receive upon termination of his employment with Sunburst pursuant to the terms of the Non-Qualified Retirement Savings and Investment Plan ("Non- Qualified Savings Plan").

(3) Includes 1,302,595 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary, his joint interest in 259,848 shares owned by Bainum Associates and 345,284 shares owned by MC Investments, each of which is a limited partnership in which Mr. Bainum has joint ownership with his wife as a limited partner and as such has the right to acquire at any time a number of shares equal in value to the liquidation preference of their limited partnership interests; 1,189,290 shares held directly by Realty, in which Mr. Bainum and his wife have shared voting authority; and 23,435 shares held by the Commonweal Foundation of which Mr. Bainum is Chairman of the Board of Directors and has shared voting authority. Also includes 266,237 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum's wife, and 1,221 shares which Mr. Bainum has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date. Also includes 829 shares of restricted stock granted under the Company's Non-Employee Director Stock Compensation Plan ("Non-Employee Director Stock Compensation Plan") to Mr. Bainum which are not vested but which Mr. Bainum has the right to vote.

(4) Includes 214 shares held directly by Mr. DiRico and 421 shares and 937 shares, respectively, which Mr. DiRico has the right to receive upon termination of his employment pursuant to the terms of the Retirement Savings and Investment Plan ("401(k) Plan") and Non-Qualified Savings and Investment Plan ("Non-Qualified Plan"). Also includes 14,487 share which Mr. DiRico has the right to acquire pursuant to stock options which are currently exercisable or become exercisable upon 60 days of the Record Date.

(5) In connection with the Spinoff, Mr. Floyd resigned from the Company on October 15, 1997.

(6) Includes 9,597 shares held directly by Mr. Floyd and 18,993 shares of restricted stock granted pursuant to Mr. Floyd's employment agreement which are not yet vested, but which Mr. Floyd has the right to vote. Also includes 9,117 shares Mr. Floyd has the right to acquire pursuant to stock options which are presently exercisable or become exercisable within 60 days after the Record Date.

(7) Includes 228 shares held directly by Mr. Gould and 752 shares of restricted stock granted under the Non-Employee Director Stock Compensation Plan to Mr. Gould which are not vested but which Mr. Gould has the right to vote.

(8) Includes 66 shares held directly by Mr. Hanley and 756 shares Mr. Hanley has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.

(9) Mr. Kubis resigned from the Company on December 31, 1997.

(10) Consists of 7,973 shares Mr. Kubis has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.

(11) Includes 2,000 shares owned directly by Mr. Landry; and 88 shares and 336 shares, respectively, which Mr. Landry has the right to receive upon termination of his employment pursuant to the terms of the 401(k) Plan and Non-Qualified Savings Plan. Also includes 109,781 shares Mr. Landry has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.

(12) Includes 1,000 shares owned directly by Mr. MacCutcheon. Also includes 75 shares held by minor children. Beneficial ownership of such shares is disclaimed. Also includes 72,923 shares Mr. MacCutcheon has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.

(13) Includes 747 shares held directly by Mr. Malek; 1,221 shares which Mr. Malek has the right to acquire pursuant to stock options which are presently exercisable or become exercisable within 60 days of the Record Date and 829 restricted shares granted under the Non-Employer Director Stock Compensation Plan which are not vested, but which Mr. Malek has the right to vote.

(14) Consists of 1,611 restricted shares granted under the Non-Employer Director Stock Compensation Plan which are not vested, but which Mr. Pitts has the right to vote.

(15) Includes 1,750 restricted shares granted under the Non-Employer Director Stock Compensation Plan which are not vested, but which Ms. Prest has the right to vote. Also includes 3,028 shares Ms. Prest has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.

(16) Includes a total of 296,185 shares which the officers and directors included in the group have the right to acquire pursuant to stock options which are presently exercisable, or exercisable within 60 days of the Record Date, and a total of 509 shares and 1,322 shares, respectively, which such directors and officers have the right to receive upon termination of their employment with Sunburst pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.

(17) Includes 33,899 shares held directly by Ms. Bainum and 752 restricted shares granted under the Non-Employer Director Stock Compensation Plan which are not vested, but which Ms. Bainum has the right to vote. Also includes 593,209 shares owned by Mid Pines, in which Ms. Bainum is a general partner and has shared voting authority, 1,189,290 shares owned by Realty in which Ms. Bainum's trust has voting stock and shared voting authority and 23,435 shares owned by Commonweal Foundation, in which Ms. Bainum is a Director and has shared voting authority. Ms. Bainum's address is 8738 Colesville Road, Suite 800, Silver Spring, Maryland, 20910.

(18) Includes 31,500 shares held directly by Mr. Bainum. Also includes 593,209 shares owned by Mid Pines, in which Ms. Bainum is a general partner and has shared voting authority, 1,189,290 shares owned by Realty in which Ms. Bainum's trust has voting stock and shared voting authority and 23,435 shares owned by Commonweal Foundation, in which Ms. Bainum is a Director and has shared voting authority. Mr. Bainum's address is 8738 Colesville Road, Suite 800, Silver Spring, Maryland, 20910.

(19) As of October 16, 1997 based on a Schedule 13-D, as amended, filed by Mr. Baron with the Securities and Exchange Commission (the "Commission"). Mr. Baron's address is 450 Park Avenue, Suite 2800, New York, New York 10022.

THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

               BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE
                                 COMPENSATION

  There are currently two compensation committees for the Company, the Compensation/Key Executive Stock Option Plan Committee and the Compensation/Key Executive Stock Option Plan Committee No. 2 ("Committee No. 2") (collectively, the "Committee"). The role of Committee No. 2, which is comprised of "outside directors" as defined in Section 162(m)(3) of the Code, is to approve awards under the 1996 Long-Term Incentive Plan to the Chief Executive Officer and the executive officers, including the Named Officers defined below. Of the current members of the Committee, Messrs. Malek (Chairman) and Bainum (not a member of Committee No. 2), were appointed on November 4, 1996. Mr. Bainum, Jr. (not a member of Committee No. 2) was appointed upon the Spinoff and Mr. Pitts was appointed on November 13, 1997. Prior to the Spinoff, the committees were comprised of Messrs. Malek and Bainum (not a member of Committee No. 2) and Barbara Bainum and Jerry E. Robertson. In connection with the Spinoff, Ms. Bainum and Mr. Robertson resigned from the Board of Directors.

  The following philosophy and principles have been set forth as a framework within which the Committee will operate.

 COMPENSATION COMMITTEE PHILOSOPHY AND GUIDING PRINCIPLES

  .Attract and retain talented management;

  . Closely align management's interests and actions with those of shareholders through the establishment of appropriate award vehicles;

  . Reward employees for enhancing shareholder value through sustained improvement in operating cash flow and earnings per share;

  . Position base pay at market so that the Company can vary total compensation costs with financial results by means of variable pay; and

  . Recognize the concept that executive officers individually, and as a group, should have a significant ownership stake in the Company.

EXECUTIVE COMPENSATION POLICIES

 Compensation Levels

  The Committee relates total compensation levels for the Company's executive officers to the total compensation paid to similarly situated executives based on various independently published compensation surveys, primarily conducted and evaluated by independent consultants. Summary data on companies of similar size in the service sector are used as the primary comparison and companies in the hotel industry are used as a secondary comparison. Compensation for the executive officers was set in June 1997, prior to the Spinoff, and from January 1, 1997 until the Spinoff, the current Vice Chairman and Chief Executive Officer ("CEO") was serving and President and Chief Operating Officer. Because of this, one set of secondary comparison companies was used for the executive officers as a group and a second set was used for compensation to be paid to the Vice Chairman and CEO upon the Spinoff.

  Total compensation is targeted to approximate the median of the competitive market data and comparison companies. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when the Company's targeted performance goals are exceeded. Similarly, total compensation may lag the market when performance goals are not achieved. For the twelves months ended December 31, 1997, compensation for the Vice Chairman and CEO and for the Executive Vice President and Chief Financial Officer was slightly above the primary survey data but was consistent with the secondary comparison companies. The compensation for all of the other executive officers, as a group, was approximately at the median.

  One of the companies in the general secondary comparison, Marriott International, Inc., and one of the companies in the CEO specific secondary comparison, Starwood Hotels and Resorts Worldwide, Inc. were not included in as part of the Peer Group Index (defined below) for the performance graph. Marriott was included in the comparison because it is located in the Washington, D.C. metropolitan area and, at the time, the Company was also engaged in the franchising business. However, since the Spinoff, the Company is no longer engaged in the franchising business. The Starwood comparison compensation information was from 1996 and at that time, Starwood had a profile similar to the expected profile of the Company after the Spinoff. However, Starwood's growth in hotel portfolio and market capitalization since that time no longer make it an appropriate comparison for performance purposes.

 Policy with Respect to Qualifying Compensation for Deductibility

  The Company's policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders. However, the Company reserves the right to authorize the payment of nondeductible compensation if it deems that is appropriate. The Committee intends to monitor the Company's compensation programs with respect to such laws.

 Annual Compensation

  The base salary pay practice is to target at the 55th percentile of the market range among the comparison groups for a particular position and to adjust as appropriate for experience and performance.

  Awards under the annual cash bonus program for the twelve months ended December 31, 1997 were based on certain performance measurements, which were based 60% on achieving targeted gross operating profits, 20% on customer satisfaction goals and 20% on RevPAR. For the twelve months ended December 31, 1997, actual performance exceeded the measurement goals for each component. For fiscal year 1998, the Committee has proposed revising the performance measurements to focus heavily on management's responsibility to deliver increased operating cash flow and earnings per share based on earnings per share from continuing operations at established annual targets. For executive officers other than the Chief Executive Officer, the proposal also includes specific performance measurements directly accountable to the executive officer. These performance measurements, where applicable, would include customer satisfaction and RevPAR and would incorporate each executive officer's accountability for the successful execution of key initiatives tied to achievement of the Company's strategic plan.

LONG-TERM INCENTIVES

  The Company will award long-term incentives under the 1996 Incentive Plan. The plan gives the Compensation Committee the latitude of awarding Incentive Stock Options, non-qualified stock options, restricted stock, and other types of long-term incentive awards. The recommended awards were developed by analyzing peer group average market data and the Company's past practice. In June 1997, the Compensation Committee approved a Stock Option Guide Chart for the Company's executives. The Stock Option Guide Chart was reviewed and revised in February 1998. It utilizes a market based salary multiple to establish a competitive range of stock options from which executive awards can be determined.

  In accordance with common competitive practice, some of the stock option grants to Company executive officers in the twelve months ended December 31, 1997 by the Compensation Committee prior to the Spinoff were larger than competitive annual grants in contemplation of the Spinoff.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Donald J. Landry was appointed CEO upon consummation of the Spinoff on October 15, 1997. Prior to that time, William R. Floyd was the Chief Executive Officer of the Company and Mr. Landry served as the President and Chief Operating Officer. The Compensation Committee approved an employment agreement with Mr. Landry which became effective upon the Spinoff. The terms of the agreement are described below under "Executive Compensation--Employment Agreements." In setting the base compensation for Mr. Landry under the Employment Agreement, the Board of Directors deliberations included consideration of Mr. Floyd's base compensation as well as Mr. Landry's compensation in his prior role of President and Chief Operating Officer.

                          THE COMPENSATION COMMITTEE

                          Frederic V. Malek, Chairman

                                Stewart Bainum
                       (not a member of Committee No. 2)

                              Stewart Bainum, Jr.
                       (not a member of Committee No. 2)

                                Keith B. Pitts

                               PERFORMANCE GRAPH

  The following graph compares the performance of Sunburst common stock with the performance of the New York Stock Exchange Composite Index ("NYSE Composite Index") and a peer group index (the "Peer Group Index") by measuring the changes in common stock prices from November 4, 1996, (the first day of regular way trading) plus assumed reinvested dividends. The Commission's rules require that the Company select a peer group in good faith with which to compare its stock performance by selecting a group of companies in lines of business similar to its own. Accordingly, the Company has selected a peer group that includes companies which are actively traded on the New York Stock Exchange and the NASDAQ Stock Market and which are in the hospitality industry. The common stock of the following companies have been included in the Peer Group Index: Bristol Hotel Company, LaQuinta Hotel Corporation, Prime Hospitality Corp., Red Roof Inns, Inc., CapStar Hotel Company and Servico Inc.

  The graph assumes that $100 was invested on November 4, 1996, in each of Sunburst common stock, the NYSE Composite Index and the Peer Group Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective capitalization, measured at the beginning of each relevant time period.

                        Comparison of Cumulative Return
              Among Sunburst, NYSE Composite Index and Peer Group

                           [LINE GRAPH APPEARS HERE]

                     November 4,     December 31,      June 30,     December 31,
                       1996              1996            1997            1997
                     -----------     ------------      --------     ------------

Sunburst                100             108.5           104.2           122.6
NYSE Composite Index    100             105.3           124.9           139.9
Peer Group              100             100.0           121.2           119.4

                            EXECUTIVE COMPENSATION

  Compensation received by the Named Officers prior to consummation of the Manor Care Spinoff was paid by Manor Care. Compensation received by the Named Officers after the Manor Care Spinoff was paid by the Company.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION(1)           LONG-TERM COMPENSATION
                             ----------------------------------     --------------------------
                                                                    RESTRICTED
                             FISCAL                                   STOCK       STOCK OPTION      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR(1)  SALARY   BONUS    OTHER       AWARDS($)     SHARES(#)(2)   COMPENSATION(3)
---------------------------  ------- -------- -------- --------     ----------    ------------   ---------------
Stewart Bainum, Jr.
 (4)....................     1997A   $148,310 $ 47,683    (5)             --            --               --
 Chairman                    1997B    656,357  388,520    (5)             --         60,000(6)           --
                             1996     625,102  337,555    (5)             --         60,000(7)      $ 33,543
Donald J. Landry (8)....     1997A    421,975  200,508                              106,000(9)         6,035
 Vice Chairman and           1997B    404,250  200,508    (5)             --        100,000(10)        6,035
 Chief Executive Officer     1996     366,702  201,686    (5)             --            --             5,000
James A. MacCutcheon
 (11)...................     1997A    312,900   52,263                               46,500(12)       18,682
 Executive Vice
  President,                 1997B    313,578  158,953    (5)             --         67,500(13)       18,682
 Chief Financial Officer     1996     301,517  135,682    (5)             --         25,000(14)       13,176
  & Treasurer
Antonio DiRico..........     1997A    259,499   86,524                               80,600(15)        3,043
 President                   1997B    196,200   86,584    (5)             --         25,000(16)        3,043
                             1996     179,904   71,961    (5)             --         80,000(17)        2,225
Kevin P. Hanley.........     1997A    174,999   84,452    (5)             --         51,200(18)          --
                             1997B    144,890   51,776    (5)             --          2,727(19)          --
                             1996     130,208    1,500    (5)             --            --               --
William R. Floyd (20)...     1997A    371,875  267,233 $139,403(21)       --         65,000(22)          --
                             1997 B   270,373  146,001  107,833(23)  $250,000(24)   307,693(25)          --
                             1996         --       --       --            --            --               --
Edward A. Kubis (26)....     1997A    139,539   55,890    (5)             --         18,000(27)        6,300
                             1997B    138,000   24,830    (5)             --         15,000(28)        6,300
                             1996     110,584      --     (5)             --          5,000(29)          --

 (1) On September 16, 1997, the Company changed its fiscal year end from May 31 to December 31. Accordingly, the summary compensation information presented is for the twelve months ended December 31, 1997 ("1997A"), the fiscal year ended May 31, 1997 ("1997B") and the fiscal year ended May 31, 1996 ("1996"). Summary compensation data paid to the Named Officers during the period between January 1, 1997 and May 31, 1997 are reflected in each of the 1997A and 1997B periods.
 (2) For all of the Named Officers, except for Messrs. MacCutcheon and Floyd, the grants in 1997B and 1996 represent options to purchase shares of Manor Care common stock. In connection with the Manor Care Spinoff, the options to purchase Manor Care common stock were converted, in some cases 100%, to options to purchase Company common stock. For Messrs. MacCutcheon and Floyd with respect to grants in 1997B and or all of the Named Officers with respect to grants in 1997A, represents options to acquire shares of Company common stock. In connection with the Spinoff, the options to purchase Company common stock were converted to successor options to purchase Company common stock and New Choice common stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Manor Care Spinoff and the Spinoff.
 (3) Represents amounts contributed by Manor Care for 1996 and the Company 1997A and 1997B under their respective 401(k) Plan and Non-Qualified Savings Plan, which provide retirement and other benefits to eligible employees, including the Named Officers. The value of the amounts contributed in stock by the Company for 1997A and 1997B under the 401(k) Plan and Non-qualified Savings Plan, respectively, for the Named Offices were as follows: Mr. Landry, $2,375 and $3,660; Mr. MacCutcheon, $6,240 and $12,443; Mr. DiRico, $966 and $2,077; and Mr. Kubis, $2,520 and $3,780.
 (4) For part of 1997B and all of 1996, Mr. Bainum, Jr. was the Chairman and Chief Executive Officer of Manor Care and the Company. In November, 1996, he resigned as Chief Executive Officer of the Company. The compensation reflected here for 1997B and 1996 is the total compensation received for services rendered to both Manor Care and Company. For 1997A, represents the amount of compensation paid solely by the Company.
 (5) The value of perquisites and other compensation does not exceed the lesser of $50,000 or 10% of the amount of annual salary and bonus paid as to any of the Named Officers.
 (6) In connection with the Spinoff, these options were converted on a pro rata basis into options to acquire 20,000 shares of Company common stock at an exercise price of $7.1894 and 60,000 shares of New Choice at an exercise price of $12.1130.
 (7) In connection with the Spinoff, these options were converted on a pro rata basis into options to acquire 20,000 shares of Company common stock at an exercise price of $5.5083 and 60,000 shares of New Choice at an exercise price of $9.2807.
 (8) Mr. Landry was appointed Vice Chairman and Chief Executive Officer upon the Spinoff. Prior to the Spinoff, he was President of the Company.
 (9) In connection with the Spinoff, these options were converted into options to purchase 124,631 shares of Company common stock at an exercise price of $7.8815 and 53,000 shares of New Choice common stock at an exercise price of $13.2791.
(10) In connection with the Spinoff, these options were converted into options to purchase 291,795 shares of Company common stock at an exercise price of $7.1894 and 153,497 shares of New Choice common stock at an exercise price of $12.113.
(11) For 1996 and part of 1997B, Mr. MacCutcheon was Senior Vice President, Chief Financial Officer and Treasurer of Manor Care and the Company. On November 1, 1996, Mr. MacCutcheon resigned from Manor Care and assumed the position of Executive Vice President, Chief Financial Officer and Treasurer of the Company. The compensation reflected for 1996 and 1997B is total compensation received for services rendered to both Manor Care and the Company. For the period of 1997B after the Manor Care Spinoff, the amount of compensation paid solely by the Company was $209,052 for salary and $103,690 for bonus. In connection with the Spinoff, the Company and New Choice entered into a Consulting Agreement whereby New Choice would reimburse the Company for 30% of Mr. MacCutcheon's base salary and bonus from October 15, 1997 through November 1, 2001. See "Certain Relationships and Related Transactions."
(12) In connection with the Spinoff, these options were converted into options to purchase 54,673 shares of Company common stock at an exercise price of $7.835 and 23,250 shares of New Choice common stock at an exercise price of $13.2008.
(13) In connection with the Spinoff, these options were converted into options to purchase 138,806 shares of Company common stock at an exercise price of $6.884, 47,082 shares of Company common stock at an exercise price of $7.1894, 30,308 shares of New Choice at an exercise price of $11.5986 and 15,642 shares of New Choice common stock at an exercise price of $12.113.
(14) In connection with the Spinoff, these options were converted into options to purchase 59,035 shares of Company common stock at an exercise price of $5.083 and 24,976 shares of New Choice common stock at an exercise price of $9.2807.
(15) In connection with the Spinoff, these options were converted into options to purchase 111,739 shares of Company common stock at an exercise price of $7.835 and 30,225 shares of New Choice common stock at an exercise price of $13.2008.
(16) In connection with the Spinoff, these options were converted into options to purchase 82,498 shares of Company common stock at an exercise price of $7.1894 and 32,706 shares of New Choice common stock at an exercise price of $12.113.
(17) In connection with the Spinoff, these options were converted into options to purchase 22,543 shares of Company common stock at an exercise price of $5.5083 and 12,747 shares of New Choice common stock at an exercise price of $9.2807.

(18) In connection with the Spinoff, these options were converted into options to purchase 70,981 shares of Company common stock at an exercise price of $7.835 and 19,200 shares of New Choice common stock at an exercise price of $13.2008.
(19) In connection with the Spinoff, these options were converted into options to purchase 3,779 shares of Company common stock at an exercise price of $7.1894 and 1,024 shares of New Choice common stock at an exercise price of $12.113.
(20) Mr. Floyd was employed as Vice Chairman and Chief Executive Officer of the Company from October 16, 1996 until the Spinoff. In connection with the Spinoff, Mr. Floyd resigned from the Company and was appointed Chief Executive Officer of New Choice.
(21) Consists of relocation expenses and $11,700 in automobile allowance. Includes $107,831 in relocation expenses reported for 1997B.
(22) In connection with the Spinoff, these options were converted into options to purchase 10,883 shares of Company common stock at an exercise price of $9.786 and 71,631 shares of New Choice common stock at an exercise price of $16.488.
(23) Consists of relocation expenses.
(24) Represents a grant of 85,470 shares of restricted shares of the Company granted on November 4, 1996. The shares vest in three equal annual installments beginning on November 4, 1997. The restricted shares are entitled to dividends and in connection with the Spinoff, Mr. Floyd received 85,470 shares of New Choice common stock as a dividend on such shares of Company common stock, of which 56,980 shares remain unvested. In connection with the one-for-three reverse stock split, the Company shares were converted into 28,490 shares of Company common stock.
(25) In connection with the Spinoff, these options were converted into options to purchase 45,584 shares of Company common stock at an exercise price of $7.2466 and 341,515 shares of New Choice common stock at an exercise price of $12.2095.
(26) Mr. Kubis resigned from the Company on December 31, 1997.
(27) In connection with the Spinoff, these options were converted into options to purchase 24,954 shares of Company common stock at an exercise price of $7.835 and 6,750 shares of New Choice common stock at an exercise price of $13.2008.
(28) In connection with the Spinoff, these options were converted into options to purchase 40,356 shares of Company common stock at an exercise price of $7.1894 and 13,407 shares of New Choice common stock at an exercise price of $12.113.
(29) In connection with the Spinoff, these options were converted into options to purchase 11,806 shares of Company common stock at an exercise price of $5.5083 and 4,669 shares of New Choice common stock at an exercise price of $9.2887.

  Stock Options. The following tables set forth certain information at December 31, 1997 and for the twelve months then ended concerning options to purchase Company common stock granted to Named Officers. All common stock figures and exercise prices have been adjusted to reflect stock dividends and stock splits effective in prior fiscal years. With the Spinoff, existing Company stock options were subject to certain adjustments or conversions into options to purchase shares of Company common stock and New Choice common stock. The table below represents the options grants on a post-conversion basis.

                          STOCK OPTION GRANTS IN 1997

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE OF ASSUMED
                                                                                    RATE OF STOCK PRICE
                                                                                     APPRECIATION FOR
                                                INDIVIDUAL GRANTS                     OPTION TERM(2)
                                  ------------------------------------------------ ---------------------
                                              PERCENTAGE OF
                                              TOTAL OPTIONS
                                  NUMBER OF   GRANTED TO ALL  EXERCISE
                                   OPTIONS     EMPLOYEES IN  BASE PRICE EXPIRATION
          NAME           COMPANY*  GRANTED         1997      PER SHARE     DATE      5%(3)     10%(4)
          ----           -------- ---------   -------------- ---------- ---------- --------- -----------
Stewart Bainum, Jr......  SNB            0           --            --        --          --          --
                          CHH            0           --            --        --          --          --
                                   -------
                          Total          0
Donald J. Landry(5).....  SNB      124,631        21.92%(6)   $ 7.8815   6/25/07   $ 617,746 $ 1,565,502
                          CHH       53,000              (7)   $13.2791   6/25/07     442,613   1,121,665
                                   -------
                          Total    177,631
James A.
 MacCutcheon(5).........  SNB       54,673         9.62%(6)   $ 7.8350   6/24/07     269,395     682,701
                          CHH       23,250              (7)   $13.2008   6/24/07     193,019     489,149
                                   -------
                          Total     77,923
Antonio DiRico(5).......  SNB      111,739        19.65%(6)   $  7.835   6/24/07     551,253   1,395,284
                          CHH       30,225              (7)   $13.2008   6/24/07     250,924     635,894
                                   -------
                          Total    141,964
Kevin P. Hanley.........  SNB       70,981        12.49%(6)   $  7.835   6/24/07     349,751     886,339
                          CHH       19,200              (7)   $13.2008   6/24/07     159,396     403,943
                                   -------
                          Total     90,181
William R. Floyd(5).....  SNB       10,833         1.91%(6)   $  9.786   9/16/07     168,955      66,670
                          CHH       71,431              (7)   $ 16.488   9/16/07     740,682   1,114,066
                                   -------
                          Total     82,264
Edward A. Kubis(5)......  SNB       24,954(8)      4.39%(6)   $  7.835   6/24/07     123,108     311,600
                          CHH        6,750(8)           (7)   $13.2008   6/24/07      56,037     142,011
                                   -------
                          Total     31,704

--------
*  References to SNB are to the Company and CHH are to New Choice.

(1) Options granted to the named officers were granted prior to the Spinoff. In connection with the Spinoff, these options were converted to successor options to purchase Company common stock and New Choice common stock. In all cases, however, the number of options and the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Spinoff. The number of options set forth in the table represent the number Company and New Choice options and the adjusted exercise prices after the conversion.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionees.
(3) A 5% per year appreciation in stock price from $9.786 per share yields $15.9404, from $16.488 per share yields $26.8572, from $7.8815 per share yields $12.8381, from $13.2791 per share yields $21.6303, from $7.835 per share yields $12.7684, and from $13.2008 per share yields $21.5027.
(4) A 10% per year appreciation in stock price from $9.786 per share yields $25.3824, from $16.488 per share yields $42,7656, from $7.8815 per share yields $20.4426, from $13.2791 per share yields $34.4426, from $7.835 per share yields $20.322, and from $13.2008 per share yields $34.2395.
(5) The options granted to the officers vest at the rate of 20% per year on the first through the fifth anniversaries of the date of the stock option grant.
(6) The options presented in this table are presented post-Spinoff and, therefore, the percentages relate to the total number of Company options granted in 1997 on a post-Spinoff conversion basis. Since the actual option grants occurred prior to the Spinoff and related conversion, the percentage presented is not equivalent to the percentage if calculated on a pre-Spinoff basis.
(7) In the twelve months ended December 31, 1997, New Choice only granted options to two individuals for a total of 120,000 options granted. All other outstanding New Choice options (including those listed in this table) were issued in connection with the conversion of Company options in the Spinoff.
(8) These grants lapsed upon Mr. Kubis' resignation from the Company.

                      AGGREGATED OPTION EXERCISES IN 1997
                          AND YEAR-END OPTION VALUES

                                                            NUMBER OF UNEXERCISED
                                                                 OPTIONS AT
                                    SHARES                    DECEMBER 31, 1997       VALUE OF UNEXERCISED
                                   ACQUIRED      VALUE    -------------------------   IN-THE-MONEY OPTIONS
NAME                     COMPANY* ON EXERCISE   REALIZED  EXERCISABLE UNEXERCISABLE  AT DECEMBER 31, 1997(1)
----                     -------- -----------  ---------- ----------- ------------- -------------------------
                                       #           $           #            #       EXERCISABLE UNEXERCISABLE
                                  -----------  ---------- ----------- ------------- ----------- -------------
Stewart Bainum, Jr. ....   SNB      46,500(3)  $3,705,452   101,000       52,334    $  750,906   $  254,990
                           CHH         --             --    303,000      157,000     3,602,207    1,188,693
Donald J. Landry........   SNB         --             --     42,462      789,105       192,559    3,348,905
                           CHH         --             --    251,197      313,105     2,221,843    2,098,091
James A. MacCutcheon....   SNB         --             --     72,923      369,076       470,259    1,445,011
                           CHH         --             --    256,699      133,252     2,861,047      814,798
Antonio DiRico..........   SNB         --             --     14,487      226,338       246,129      912,798
                           CHH         --             --     29,617       64,454       189,482      279,579
Kevin P. Hanley.........   SNB         --             --        756       74,004         2,030      152,920
                           CHH         --             --        205       20,019           797       56,929
William R. Floyd........   SNB         --             --      9,117       47,300        23,963       96,815
                           CHH         --             --     68,303      334,643       258,902    1,000,752
Edward A. Kubis.........   SNB         --             --      7,973       52,952        29,418      181,122
                           CHH         --             --      9,775       13,744        56,633       76,341

--------
*  References to "SNB" are to the Company and "CHH" are to New Choice.

(1) Options granted to the named employees were granted prior to the Spinoff. In connection with the Spinoff, these options were converted to options to purchase Company common stock and New Choice common stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Spinoff. The number of options set forth in the table represent the number Company and New Choice options and the adjusted exercise prices after the conversion.
(2) The closing prices of Company common stock and New Choice's common stock as reported by the New York Stock Exchange on December 31, 1997 were $9.875 and $16.00, respectively. The value is calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Company common stock or New Choice's common stock underlying the option.
(3) These exercises occurred prior to the Spinoff and therefore involved the exercise of Company common stock before the distribution and the one-for-three reverse stock split.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  On October 15, 1997, the Company amended and restated an employment agreement with Stewart Bainum, Jr., providing for Mr. Bainum, Jr.'s employment as Chairman of the Company's Board of Directors. The agreement has a term of three years. Either the Company or Mr. Bainum may terminate the agreement upon 30 days' prior written notice on the first and second anniversary dates of the agreement. The agreement provides that Mr. Bainum, Jr. devote 12.5% of his professional time to the Company's affairs, 12.5% of his professional time to the affairs of the Company, 12.5% to New Choice and the remaining 75% of his professional time to the affairs of Manor Care. The agreement provides for a base salary of $82,044 per annum for services to the Company and a maximum bonus of 60% of Mr. Bainum, Jr.'s base compensation based upon the performance of the Company.

  The Company entered into an Employment Agreement with Donald J. Landry on June 25, 1997, effective upon the Spinoff on October 15, 1997. The agreement has a term of three years from October 15, 1997 and provides for a base salary of $424,462 per annum, subject to annual adjustments, and an annual bonus of up to 60% of his base compensation, based upon the Company's performance. The agreement also provides for an award of options to acquire 106,000 shares of the Company's common stock, granted on June 25, 1997. The stock options vest in five equal annual installments beginning on June 25, 1998. In connection with the Spinoff, these options were converted into 124,631 options to acquire Sunburst common stock and 53,000 options to acquire New Choice common stock.

  The Company entered into an Employment Agreement with James A. MacCutcheon on October 31, 1996, effective November 1, 1996. The agreement has a term of five years and provides for a base salary of $313,578 per annum, subject to annual adjustments, and an annual bonus of up to 55% of his base compensation, based upon the Company's performance.

  In February 1998, the Board of Directors approved an amendment to the 1996 Incentive Plan which provides for accelerated vesting of all outstanding options and restricted stock grants if a participant is terminated as a result of involuntary termination other than for Cause, or voluntary termination for Good Reason (as such terms are defined in the 1996 Incentive Plan) within twelve months of certain events defined in the 1996 Incentive Plan as a Change in Control of the Company.

RETIREMENT PLANS

  The Company has adopted the Sunburst Hospitality Corporation Supplemental Executive Retirement Plan (the "SERP"). Participants are Senior Vice Presidents and other officers who selected by the Board of Directors to participate.

  Participants in the SERP receive a monthly benefit for life based upon final average salary and years of service. Final average salary is the average of the monthly base salary, excluding bonuses or commissions, earned in a 60 month period which produces the highest average out of the 120 months of employment, prior to the first occurring of the early retirement date or the normal retirement date. The nominal retirement age is 65, and participants must have a minimum of 15 years of service. Participants may retire at age 60 and may elect to receive reduced benefits commencing prior to age 65, subject to Board approval. All of the Named Officers who are participants are age 55 or younger, so that none of their compensation reported above would be included in the final average salary calculation.

  Assuming that the following officers continue to be employed by the Company until they reach age 65, their credited years of service are as follows:

                                               CURRENT YEARS YEARS OF SERVICE AT
               NAME OF INDIVIDUAL               OF SERVICE         AGE 65
               ------------------              ------------- -------------------
   Donald J. Landry...........................        6               22
   James A. MacCutcheon.......................       10               30

  The table below sets forth estimated annual benefits payable upon retirement to persons in specified compensation and years of service classifications. These benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for social security and other amounts.

                          YEARS OF SERVICE/BENEFIT AS
                      PERCENTAGE OF FINAL AVERAGE SALARY

REMUNERATION                                                                                25 OR
  MORE/30%                                                 15/15%                          20/22.5%
------------                                              --------                         --------
$300,000                  $45,000                         $ 67,500                         $ 90,000
 350,000                   52,500                           78,750                          105,000
 400,000                   60,000                           90,000                          120,000
 450,000                   67,500                          101,250                          135,000
 500,000                   75,000                          112,500                          150,000
 600,000                   90,000                          135,000                          180,000

  In November 1996, the Company established the Sunburst Hospitality Corporation Retirement Savings and Investment Plan (the "401(k) Plan"). The 401(k) Plan is a defined contribution retirement, savings and investment plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and includes a cash or deferred arrangement under
Section 401(k) of the Code. All employees age 21 or over and who have worked for the Company for a twelve month period during which such employee completed at least 1,000 hours will be eligible to participate. Subject to certain non-discrimination requirements, each employee will be able to contribute an amount to the 401(k) Plan on a pre-tax basis up to 15% of the employee's salary, but not more than the current Federal limit of $10,000. The Company will match contributions made by its employees subject to certain limitations. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year based upon a formula that involves the profits of the Company for the year and the number of years of service of the participant. Amounts contributed by the Company pursuant to its 401(k) Plan for Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

  The Company also adopted the Sunburst Hospitality Corporation Non-Qualified Retirement Savings and Investment Plan ("Non-Qualified Savings Plan"). Certain select highly compensated members of management of the Company will be eligible to participate in the Non-Qualified Savings Plan. The Non-Qualified Savings Plan is structured so as to provide the participants with a pre-tax savings vehicle to the extent that pre-tax savings are limited under the 401(k) Plan as a result of various governmental regulations, such as non-discrimination testing. Amounts contributed by the Company under its Non-Qualified Savings Plan for fiscal year 1997 for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

  The Company match under the 401(k) Plan and the Non-Qualified Savings Plan is limited to a maximum aggregate of 6% of the annual salary of a participant. Likewise, participant contributions under the two plans will not exceed the aggregate of 15% of the annual salary of a participant.

              PROPOSAL TO AMEND THE 1996 LONG-TERM INCENTIVE PLAN
                            (ITEM 2 ON PROXY CARD)

 General

  On October 11, 1996, the Board of Directors adopted the 1996 Long-Term Incentive Plan (the "1996 Incentive Plan") for key employees (including officers) of the Company and its subsidiaries subject to approval of the 1996 Incentive Plan by the affirmative vote of the holders of a majority of the number of shares of Company common stock. Such shareholder approval was received at the 1997 Annual Meeting of Shareholders. The types of awards that may be granted under the 1996 Incentive Plan are restricted shares, incentive stock options, nonqualified stock options, stock appreciation rights and performance shares.

  The 1996 Incentive Plan originally authorized the awarding of a maximum of
7.1 million shares of Company common stock to eligible employees. Because of the Company's one-for-three reverse stock split on October 15, 1997, the 7.1 million shares was converted to 2.36 million shares.

 Effects of Spinoffs and Reverse Stock Split

  The initial authorization of 7.1 million shares eligible under the 1996 Incentive Plan was intended to be a sufficient number of shares to cover grants under the 1996 Incentive Plan for the next five to ten years. The grant by the Company of 1,038,454 awards from November 1996 to the Spinoff in October 1997 was consistent with this belief. However, this calculation did not fully anticipate the impact of the Manor Care Spinoff and the Spinoff.

  In the Manor Care Spinoff, existing Manor Care options held by employees of the Company, as well as by a small number of Manor Care employees, were converted into successor Manor Care and Company options. These successor Company options were deemed to be issued out of the 7.1 million authorized shares under the 1996 Incentive Plan. Likewise, in the Spinoff, Company options were converted into successor New Choice options and Company options. In many instances, the conversion required an increase in the number of an optionee's grant of Company options in order to maintain the same financial value of the options before and after the Spinoff. To the extent that the number of successor Company options outstanding after the Spinoff was greater than the number of Company options outstanding before the Spinoff, this difference was also deemed to have been issued out of the original number of authorized shares (which is now 2.36 million because of the one-for-three reverse stock split).

  These conversions of Company options in each of the spinoffs has resulted in a depletion of the authorized shares under the 1996 Incentive Plan.

 Proposed Amendment

  On February 4, 1998, the Board of Directors approved an amendment to Section 5 of the 1996 Incentive Plan to increase the number of authorized share by 1.2 million shares. Pursuant to the requirements of the New York Stock Exchange, the amendment is subject to shareholder approval.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO SECTION 5 OF THE 1996 INCENTIVE PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES AVAILABLE UNDER THE 1996 INCENTIVE PLAN BY 1.2 MILLION SHARES. Proxies solicited by the Board of Directors will be voted "FOR" this proposal, unless otherwise instructed on the proxy card.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH MANOR CARE

  Stewart Bainum, Jr. is the Chairman of the Company's Board of Directors and is also the Chairman of the Board of Directors and Chief Executive Officer of Manor Care. Additionally, Stewart Bainum is a Director of the Company and of Manor Care. Additionally, Messrs. Bainum and Bainum Jr., as well as certain other officers and directors of the Company and of Manor Care own shares and/or options or other rights to acquire shares of each of the Company and Manor Care.

 Manor Care Lease Agreements

  In connection with the Manor Care Spinoff, the Company and Manor Care entered into a lease agreement with respect to the complex at 10750 and 10770 Columbia Pike, Silver Spring, Maryland (the "Silver Spring Complex") at which the Company's principal executive offices were located (the "Silver Spring Lease"). After the Spinoff, the Company remained obligated under the Silver Spring Lease and has subleased the space at 10750 Columbia Pike to New Choice pursuant to a sublease. The Company leases from Manor Care for a period of 30 months certain office space (approximately 30% of the Silver Spring Complex initially, including the space subleased to New Choice), with provisions to allow the Company to use additional square footage as needed at a monthly rental rate equal to one-twelfth of the operating expenses (as defined therein) of the Silver Spring Complex net of third party rental income paid to Manor Care by other tenants of the complex, less a pro rata portion of the operating expenses attributable to the space occupied by Manor Care (initially approximately 29% of the Silver Spring Complex). At the beginning of each fiscal year following November 1, 1996 (the date of the Manor Care Spinoff), Manor Care's occupancy percentage is redetermined. Currently, Manor Care is not occupying any space at the Silver Spring Complex. Operating expenses include all of the costs associated with operating and maintaining the complex including, without limitation, supplies and materials used to maintain the complex, wages and salaries of employees who operate the complex, insurance for the complex, costs of repairs and capital improvements to the complex, the fees of the property manager (which may be Manor Care), costs and expenses associated with leasing space at the complex and renovating space rented to tenants, costs of environmental inspection, testing or cleanup, principal and interest payable on indebtedness secured by mortgages against the complex, or any portion thereof, and charges for utilities, taxes and facilities services.

  The Company and Manor Care also entered into (i) a sublease agreement with respect to certain office space in Gaithersburg, Maryland (the "Gaithersburg Lease") pursuant to which the Company is obligated to rent from Manor Care, on terms similar to the Silver Spring Lease, certain additional space as such space becomes available during the 30 month period following the date of the Manor Care Spinoff and (ii) a sublease agreement with respect to the Comfort Inn N.W., Pikesville, Maryland, pursuant to which the Company subleases the property from Manor Care on the same terms and conditions that govern Manor Care's rights and interests under the lease relating to such property.

  During the twelve month period ended December 31, 1997, the Company paid to Manor Care under the Gaithersburg Lease and the Silver Spring Lease approximately $4.7 million.

 The Manor Care Loan Agreement

  On November 1, 1996, the Company and a subsidiary of Manor Care entered into a loan agreement (the "Loan Agreement"), governing the repayment by the Company of an aggregate of $225.7 million previously advanced to the Company by Manor Care. Prepayments made on or before November 1, 1997 resulted in a prepayment penalty equal to the difference between the stated interest rate and the annualized interest rate on a U.S. Treasury Note for a relevant period until November 1, 1997. Prepayments made after November 1, 1997 do not result in a penalty.

  On April 23, 1997, the Company, through its wholly owned subsidiary First Choice Properties, completed an offering of mortgage securities. The net proceeds of $110 million from the offering were used to prepay a portion of the loan. A total yield maintenance payment of $1.9 million was made to Manor Care as a result of the prepayment. The Company repaid the remaining portion of the loan at the time of the Spinoff with the proceeds from a Term Note with New Choice (described below) and advances from the Company's credit facility.

 Corporate Services Agreement

  The Company and Manor Care entered into the Corporate Services Agreement (the "Corporate Services Agreement") which provides for the provision, by Manor Care, of certain corporate services, including administrative, accounting, systems and, for a fixed annual fee of $1.0 million, certain consulting services. The term of the Consulting Services Agreement is 30 months from November 1, 1996.

 Time Sharing Agreement

  On October 10, 1996, the Company entered into a Time Sharing Agreement with Manor Care under which the Company has the right to use from time to time a Cessna Citation III and a Cessna Conquest I owned by Manor Care. The agreement has term of one year with automatic renewals unless otherwise terminated. In

January 1998, Manor Care gave notice that it was terminating the Time Share Agreement. During the twelve month period ended December 31, 1997 the Company incurred a total of $176,948 for aircraft usage pursuant to the agreement.

RELATIONSHIP WITH NEW CHOICE

  In connection with the Spinoff, the Company and New Choice entered into certain agreements intended to govern the relationship between the parties after the Spinoff. In addition, the Company is New Choice's largest franchisee. The material terms of certain of these agreements and other arrangements, entered into between the Company and New Choice, including the franchise agreements with respect to the Company's hotels, are described below.

 Distribution Agreement

  In connection with the Spinoff, the Company and New Choice entered into a Distribution Agreement which provided for, among other things, the principal corporate transactions required to effect the Spinoff, the assumption by New Choice of all liabilities relating to its business and the allocation between the Company and New Choice of certain other liabilities, certain indemnification obligations of the Company and New Choice and certain other agreements governing the relationship between the Company and New Choice with respect to or in consequence of the Spinoff.

  Subject to certain exceptions, New Choice has agreed to indemnify the Company and its subsidiaries against any loss, liability or expense incurred or suffered by the Company or its subsidiaries arising out of or related to the failure by New Choice to perform or otherwise discharge liabilities allocated to and assumed by New Choice under the Distribution Agreement, and the Company has agreed to indemnify New Choice against any loss, liability or expense incurred or suffered by New Choice arising out of or related to the failure by the Company to perform or otherwise discharge the liabilities retained by the Company under the Distribution Agreement. The foregoing cross-indemnities do not apply to indemnification for tax claims and liabilities, which are addressed in the Tax Sharing Agreement described below.

  To avoid adversely affecting the intended tax consequences of the Spinoff, each of New Choice and the Company will agree to comply in all material respects with each representation and statement made to any taxing authority in connection with the IRS tax ruling or any other tax ruling obtained by New Choice and the Company in connection with the Spinoff.

  Under the Distribution Agreement, each of New Choice and the Company will be granted access to certain records and information in the possession of the other, and requires the retention of such information in its possession for specified periods and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of New Choice and the Company to obtain the consent of the other prior to waiving any shared privilege.

  As of December 31, 1997, the Company owed New Choice approximately $25 million, of which approximately $15 million represents a net equity adjustment payment required under the terms of the Distribution Agreement. The Company and New Choice have agreed that the Company will pay this amount on or before December 31, 1998. The remainder of the amount owed to New Choice represents the reimbursement of various expenses incurred subsequent to the Spinoff. The Company paid $7.5 million of this indebtedness in March 1998.

 Strategic Alliance Agreement

  At the time of the Spinoff, New Choice and the Company entered into a Strategic Alliance Agreement pursuant to which: (i) the Company granted a right of first refusal to New Choice to franchise any lodging property that the Company develops or acquires and intends to operate under franchise; (ii) the Company has also agreed, barring a material change in market conditions, to continue to develop Sleep Inns and MainStay Suites hotels so that it will have opened a total of 14 Sleep Inns and 15 MainStay Suites hotels by October 15, 2001 (48 months of the Distribution Date); (iii) New Choice has granted to the Company an option, exercisable under certain circumstances, to purchase the brand names, marks, franchise agreements and other assets of the MainStay Suites hotel system; (iv) New Choice and the Company have agreed to continue to cooperate with respect to matters of mutual interest, including new product and concept testing for New Choice in hotels owned by the Company; and (v) the Company has authorized New Choice to negotiate with third party vendors on the Company's behalf for the purchase of certain items. The Strategic Alliance Agreement extends for a term of 20 years with rights of mutual termination on the fifth, tenth and fifteenth anniversaries.

 Amendment and Guaranty

  In connection with the Spinoff, New Choice entered into the Amendment and Guaranty for the purpose of adding New Choice as a party to certain agreements entered into between Former Choice and Manor Care in connection with the Manor Care Spinoff and adding New Choice as a guarantor of certain payment obligations of the Company to Manor Care pursuant to agreements between Former Choice and Manor Care. For a discussion of the Amendment and Guaranty, see "Certain Relationships and Related Transactions--Relationship with Manor Care" and "--Lease Agreements."

 Term Note

  In connection with the Spinoff, New Choice loaned to the Company approximately $115 million which, together with borrowings under a new bank credit agreement, was used by the Company to repay approximately $96 million outstanding under Former Choice's credit facility and to repay that portion of the Former Choice indebtedness under the MNR Note allocated to the Company in connection with the Spinoff (approximately $37 million).

  This loan is represented by a Term Note in an aggregate principal amount of $115 million (the "Term Note"). The Term Note has a maturity of five years and accrues interest at a rate equal to 500 basis points above the interest rate on a 5-year U.S. Treasury Note. The Term Note is subordinated to all senior debt of the Company and contains certain restrictive covenants comparable to those contained in the Company's senior credit facility (including restrictions on the Company's ability to make certain investments, incur debt, pay dividends, dispose of assets and create liens on its assets).

 Consulting Agreement

  The Company and New Choice entered into a Consulting Agreement in which the Company will provide consulting and advisory services to New Choice related to financial issues affecting New Choice. The term of the agreement commences October 15, 1997 and terminated on November 1, 2001. The Company is entitled to an annual retainer fee equal to 30% of the annual compensation (including base salary, incentive bonus and fringe benefits) paid to James A. MacCutcheon by the Company during such period. If Mr. MacCutcheon ceases to be employed by the Company, the agreement can be terminated by either party, but if terminated by New Choice, then New Choice shall pay the Company a termination fee equal to 30% of any amount due by the Company to Mr. MacCutcheon under his employment agreement as a result of his separation.

 Tax Sharing Agreement

  New Choice and the Company have entered into a Tax Sharing Agreement for purposes of allocating tax liabilities of Former Choice from before the Spinoff among New Choice and the Company and their respective subsidiaries. In general, the Company will be responsible for (i) filing consolidated federal income tax returns for the Company affiliated group and combined or consolidated state tax returns for any group that includes a member of the Company affiliated group, including in each case New Choice and its subsidiaries for the periods of time that such companies were members of the applicable group and (ii) paying the taxes relating to such tax returns to the applicable taxing authorities (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). New Choice will reimburse the Company for the portion of such taxes that relates to New Choice and its subsidiaries, as determined based on their hypothetical separate company income tax liabilities. New Choice and the Company have agreed to cooperate with each other, and to share information, in preparing such tax returns and in dealing with other tax matters.

 Employee Benefits Allocation Agreement

  In connection with the Spinoff, New Choice and the Company entered into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Employee Benefits Allocation Agreement"). The Employee Benefits Allocation Agreement provides for the allocation subsequent to New Choice Spinoff of employee benefits, as they relate to employees who remained employed by the Company or its subsidiaries ("Sunburst Employees") after the Spinoff and employees who are employed by New Choice or its subsidiaries after the Spinoff ("Choice Employees"). Pursuant to the Employee Benefits Allocation Agreement, the Company will continue sponsorship of the various Sunburst profit sharing plans, stock plans and health and welfare plans with respect to Sunburst Employees. New Choice has established a number of plans which allow it to provide to its employees substantially the same benefits currently provided to them as employees of the Company. The Employee Benefits Allocation Agreement provides for cross-guarantees between New Choice and the Company with respect to the payment of benefits under certain plans and for cross-indemnification with respect to employment-related claim relating to prior to the Spinoff.

  The Employee Benefits Allocation Agreement also provided for the adjustment of outstanding options to purchase shares of Sunburst common stock held by Sunburst Employees, Choice Employees and employees of Manor Care who hold such options as a result of the Manor Care Spinoff.

 Lease Agreements

  Pursuant to the Amendment and Guaranty, New Choice, the Company and Manor Care have added New Choice as a guarantor of the Company's obligations under the Gaithersburg Lease and the Silver Spring Lease. Additionally, the Company and Choice have entered into a sublease agreement (the "Silver Spring Sublease") with respect to the Silver Spring Lease for New Choice's principal executive offices at 10750 Columbia Pike, Silver Spring, Maryland, 20901. New Choice subleases approximately 54.3% of the office space available under the Silver Spring Lease with financial terms approximately equal (on a square foot basis) to the terms of the Silver Spring Lease. From the date of the consummation of the Spinoff through December 31, 1997, New Choice has paid to the Company approximately $375,000 under the Silver Spring Sublease.

 Transitional Service Agreements

  New Choice and the Company have entered into a number of agreements pursuant to which New Choice provides, or will provide, certain continuing services to the Company for a transitional period. Such services will be provided on market terms and conditions. Subject to the termination provisions of the specific agreements, the Company will be free to procure such services from outside vendors or may develop an in-house capability in order to provide such services internally. The primary transitional services agreements are summarized below.

  Pursuant to the Employee Benefits Administration Agreement, New Choice provides certain benefits, compensation and other services. Such other services may include benefit plan administration and accounting, COBRA administration, regulatory compliance and certain fiduciary services. Pursuant to the Tax Administration Agreement, New Choice provides certain sales, use, occupancy, real and personal property tax return administration, audit and appeals services for the Company.

 Franchise Agreements

  The Clarion, Comfort, Econo Lodge, Sleep Inn, Quality, MainStay Suites and Rodeway marks are each owned by Choice. Each hotel property owned by the Company is subject to a franchise agreement between New Choice and the Company, as franchisee (the "Franchise Agreements"). (The material terms of such agreements are described below.)

 Term.

  Each Franchise Agreement has an initial term of 20 years, except the agreement for Tempe, Arizona which is a year to year agreement. The Franchise Agreements have varying original dates, from 1982 through 1996. Certain Franchise Agreements allow for unilateral termination by either party on the 5th, 10th, or 15th anniversary of the Franchise Agreement.

 Termination by Sunburst.

  The Company (except with respect to one property as described below) may terminate a Franchise Agreement if New Choice defaults on its material obligations under such Franchise Agreement and fails to cure such defaults within 30 days following written notice. The Franchise Agreement with respect to the Quality Hotel--Arlington (the "Non-Standard Franchise Agreement") does not allow the Company to terminate such Franchise Agreement.

 Termination by New Choice.

  New Choice (except with respect to the Non-Standard Franchise Agreement) may suspend or terminate a Franchise Agreement at any time, if, among other things, the Company (a) fails to submit reports when due; (b) fails to pay amounts due under such Franchise Agreement; (c) fails to pay its debts generally as they become due; or (d) receives two or more notices of default for similar reasons for any 12 month period. New Choice (except with respect to the Non-Standard Franchise Agreement) may terminate a Franchise Agreement immediately upon notice to the Company if, among other things, (a) certain bankruptcy events occur with respect to the Company; (b) the Company loses possession or the right to possession of the Property; (c) the Company breaches transfer restrictions in the related Franchise Agreement; (d) any action is taken to dissolve or liquidate the Company; or (e) there is a threat or danger to the public health and safety in the continued operation of the Property. If a Franchise Agreement is terminated by New Choice for any of the reasons discussed in the immediately preceding two sentences, the Company is required to pay Special Interest equal to the product of (i) the average monthly gross room revenue for the preceding 12 months, multiplied by (ii) the royalty fee percentage (more fully described below), multiplied by (iii) the number of months unexpired under the term of the related Franchise Agreement (in no event less than between $21-$50 depending on the hotel brand multiplied by the specified room count).

  The Non-Standard Franchise Agreement has termination provisions similar to those in the other Franchise Agreements. New Choice may terminate the Non-Standard Franchise Agreement immediately upon notice to the Company if, among other things, (a) certain bankruptcy events occur with respect to the Company;
(b) certain breaches of the related agreements are not remedied; (c) any action is taken to dissolve or liquidate the Company; or (d) legal proceedings against the Company are not dismissed within a certain period of time. Upon termination, the Franchise Agreement for the Rodeway Inn-Phoenix (Tempe) calls for Special Interest of the greater of (i) $50,000 and (ii) the sum of the previous two years of fees paid by the licensee.

 Fees.

  The Franchise Agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% to 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through New Choice's reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if New Choice raises such fees uniformly among all its franchisees, generally. Late payments (i) will be a breach of the Franchise Agreement and (ii) will accrue interest from the date of delinquency at a rate of 1.5% per month or portion thereof.

 Certain Covenants.

  The Franchise Agreements impose certain affirmative obligations upon New Choice including: (a) to lend the Franchisee an operations manual; (b) to utilize money collected from marketing and reservation fees to promote those aspects of the franchise business; and (c) to periodically inspect the Property. The Franchise Agreements also impose affirmative obligations upon the Company including: (a) to participate in a specified reservation system;
(b) to keep and comply with the up-to-date version of New Choice's rules and regulations for properly running the specified franchise; (c) to prepare monthly financial and other records; (d) to not interfere with the franchised mark(s) and New Choice's rights thereto; and (e) to maintain certain specified insurance policies.

 Assignments.

  The Company is prohibited from directly or indirectly selling, assigning, transferring, conveying, pledging or mortgaging its interest in the Franchise Agreement, or any equity interest in such franchise interests without the consent of New Choice except that, among other things, certain percentages of ownership interests in the Company may be transferred without New Choice's consent. New Choice's consent to such transfers, will not be given unless, among other things: (a) all monetary obligations due under the Franchise Agreement are paid to New Choice; (b) no defaults under the Franchise Agreement remain uncured; (c) the transferee agrees in writing to upgrade the related Property to the then-current standards; and (d) the transferee agrees to remain liable for all obligations under the Franchise Agreement so transferred.

  New Choice is permitted to assign all or any part of its rights or obligations under the Franchise Agreements. However, the Franchise Agreements (with the exception of the Non-Standard Franchise Agreement) do not permit New Choice to absolve itself from the obligations that it transfers under the Franchise Agreement. Upon the assignment of New Choice's obligations under the Non-Standard Franchise Agreement, New Choice will no longer be liable with respect to the obligations it so transfers.

 Noncompetition Agreement

  New Choice and the Company have entered into a noncompetition agreement that defines the rights and obligations with respect to certain businesses to be operated by New Choice and the Company. Under the noncompetition agreement, for a period of five years from the date of the Spinoff, subject to the exceptions set forth below, the Company will be prohibited from conducting any business that competes with the business operated by Former Choice transferred to New Choice as part of the Spinoff ("the Choice Business"). The Company will also be prohibited from acquiring any entity conducting a business that competes with the Choice Business, with certain exceptions outlined below, unless, prior to such acquisition, the Company offers to sell such competing business to New Choice on substantially the same terms and conditions; provided, however, that the Company will not be required to make such an offer to New Choice where the competing business is not readily divisible from other businesses permitted to be held or acquired by the Company and the gross sales from such competing business for the 12 months prior to such acquisition do not exceed the greater of $1,000,000 (as adjusted for increases to the Consumer Price Index during the term) or 5% of gross sales of the businesses to be acquired. Subject to the foregoing, however, the noncompetition agreement does not prohibit the Company from engaging in the following activities: (i) the continued operation and development of any business operated as of the date of the Spinoff by the Company and retained by the Company; (ii) any activities otherwise permitted under the Strategic Alliance Agreement; (iii) the ownership of up to 5% of the equity interests of a publicly-traded entity that competes with New Choice's business; and (iv) the ownership of equity interests of any entity that competes with New Choice's business, if (A) the competing business does not comprise such entity's primary business, (B) the gross sales of such entity for the prior 12 months attributable to such competing business does not exceed 20% of such entity's consolidated gross sales, and
(C) neither the fair market value of, nor the value, if any, attributed by the acquisition agreement to, the competing business is in excess of $5,000,000 (as adjusted for increases to the Consumer Price Index during the term).

  During the term of the noncompetition agreement, subject to the exceptions set forth below, New Choice will be prohibited from conducting any business that competes with the business operated by the Company and retained by Company in the Spinoff (the "Hotel Business"). New Choice is also prohibited from acquiring any entity conducting a business that competes with the Hotel Business, with certain exceptions outlined below, unless, prior to such acquisition, New Choice offers to sell such competing business to the Company on substantially the same terms and conditions; provided, however, that New Choice will not be required to make such an offer to the Company where the competing business is not readily divisible from other business permitted to be held or acquired by New Choice and the gross revenues from such competing business for the 12 months prior to such acquisition do not exceed the greater of $1,000,000 (as adjusted for increases to the Consumer Price Index during the term) or 5% of gross sales of the businesses to be acquired. Subject to the foregoing, however, the noncompetition agreement will not prohibit New Choice from the following activities: (i) continued operation and development of any business operated as of the date of the Spinoff by New Choice, (ii) any activities otherwise permitted under the Strategic Alliance Agreement, (iii) the ownership of up to 5% of the equity interests of a publicly-traded entity that competes with the Hotel Business, (iv) the ownership of equity interests of any entity that competes with the Hotel Business, if (A) the competing business does not comprise such entity's primary business, (B) the gross revenue of such entity for the prior 12 months attributable to such competing business does not exceed 20% of such entity's consolidated gross sales, and
(C) neither the fair market value of, nor the value, if any, attributed by the acquisition agreement to, the competing business is in excess of $5,000,000 (as adjusted for increases to the Consumer Price Index during the term).

 Potential Conflict

  The ongoing relationship between New Choice and the Company resulting from the agreements and arrangements described above may potentially give rise to conflict of interest between New Choice and the Company. With respect to the agreements between the parties, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance. Nevertheless, the Company believes that there will be sufficient mutuality of interest between the two companies to result in a mutually productive relationship.

  Appropriate policies and procedures are followed by the Board of Directors of New Choice and the Company to limit the involvement of the overlapping directors (and, if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either New Choice or the Company on certain matters which present a conflict between the two companies.

OTHER RELATIONSHIPS

  During the twelve months ended December 31, 1997, the Company paid to Allen & Company Incorporated a total of $110,523 in brokerage commissions in connection with the repurchase of Company common stock by the Company. Paul A. Gould, a director of the Company, is a Managing Director of Allen & Company.

                       SUNBURST HOSPITALITY CORPORATION
              107750 Columbia Pike, Silver Spring, Maryland 20901

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 22, 1998

The undersigned hereby appoints PAUL A. GOULD and FREDERIC V. MALEK, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of Sunburst Hospitality Corporation (the "Company") to be held on April 22, 1998 at 9:00 a.m. in the Ballroom located at the Quality Suites Shady Grove, 3 Research Court, Rockville, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Items 1 or 2, such proxies will be voted in accordance with the Board of Directors' recommendations as set forth herein with respect to such proposal(s).

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITEM 1 AND ITEM 2.

     (1) Election of two Directors:   / /  FOR all nominees listed below:
                                      / /  WITHHOLD AUTHORITY to vote FOR all
                                           nominees listed below:

                     STEWART BAINUM, JR. and PAUL A. GOULD

(Instructions:  to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

       _________________________________________________________________

     (2) Amendment of 1996 Long-Term Incentive Plan    FOR    AGAINST  ABSTAIN
         to increase the number of authorized shares:  / /      / /      / /

     If you plan to attend the Annual Meeting of Stockholders, please mark the following box and promptly return this Proxy Card. / /

                        Dated                                             , 1998
                              --------------------------------------------


                              --------------------------------------------------
                                                                       Signature

                              --------------------------------------------------
                                                                       Signature

                              (Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.)